(a)(7)

                           SCUDDER MUTUAL FUNDS, INC.
                             ARTICLES SUPPLEMENTARY

         Scudder Mutual Funds, Inc., a Maryland corporation (which is hereinafter called the "Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has duly designated and classified one hundred twenty million (120,000,000) shares of the authorized but unclassified shares of the Corporation's capital stock as three new classes of shares of the "Gold Fund" series of the Corporation's capital stock, with fifty million (50,000,000) of such shares being designated and classified as the "Class A shares" of the "Gold Fund" series, fifty million (50,000,000) of such shares being designated and classified as the "Class B shares" of the "Gold Fund" series, and twenty million (20,000,000) of such shares being designated and classified as the "Class C shares" of the "Gold Fund" series

         (a) Immediately prior to the filing of these Articles Supplementary, the Corporation had the authority to issue three billion (3,000,000,000) shares of capital stock, $.01 par value per share, two hundred million (200,000,000) of such shares being designated as the "Gold Fund" series. Of the two hundred million (200,000,000) shares designated as the "Gold Fund" series, one hundred million (100,000,000) of such shares were designated as the "AARP shares" class of the "Gold Fund" series and one hundred million (100,000,000) of such shares were designated as "Class S shares" class of the "Gold Fund" series.

         (b) Immediately after the filing of these Articles Supplementary, the Corporation will have the authority to issue three billion (3,000,000,000) shares of capital stock, $.01 par value per share, three hundred twenty million (320,000,000) of such shares being designated as the "Gold Fund" series. Of the three hundred twenty million (320,000,000) shares designated as the "Gold Fund" series, one hundred million (100,000,000) of such shares will be designated as the "AARP shares" class of the "Gold Fund" series, fifty million (50,000,000) of such shares will be designated as "Class A shares" class of the "Gold Fund" series, fifty million (50,000,000) of such shares will be designated as "Class B shares" class of the "Gold Fund" series, twenty million (20,000,000) of such shares will be designated as "Class C shares" class of the "Gold Fund" series, and one hundred million (100,000,000) of such shares will be designated as "Class S shares" class of the "Gold Fund" series.

         SECOND: A description of the "Class A shares", the "Class B shares" and the "Class C shares" classes of the "Gold Fund" series, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and the terms or conditions of redemption of, such shares, as set by the Board of Directors of the Corporation, is as follows:

         (a) Except as provided in the Charter of the Corporation and except as described in (b) and (c) below, the "Class A shares", the "Class B shares" and the "Class C shares" classes of the "Gold Fund" series each shall be identical in all respects, and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, as the "AARP shares" and the "Class S shares" classes of the "Gold Fund" series.

         (b) The "Class A shares", the "Class B shares" and the "Class C shares" classes of the "Gold Fund" series may be issued and sold subject to such sales loads or charges, whether initial, deferred or contingent, or any combination thereof, and to such expenses and fees (including, without limitation, distribution expenses under a Rule 12b-1 plan, administrative expenses under an administrative or service agreement, plan or other arrangement, and other administrative, recordkeeping, redemption, service or other fees, however designated), and to such account size requirements, which may be different from one another, as well as different from the sales loads, charges, expenses, fees or account size requirements of the "AARP shares" and the "Class S shares" classes of the "Gold Fund" series, all as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940, as amended, and other applicable law.

         (c) The "Class B shares" class of the "Gold Fund " series shall be convertible into the "Class A shares" class of the "Gold Fund" series on such terms and subject to such provisions as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940, as amended, and other applicable law.

         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of any series or class of the Corporation's capital stock and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

         FOURTH: The Board of Directors of the Corporation, at a meeting duly called and held, duly authorized and adopted resolutions designating and classifying the capital stock of the "Gold Fund" series as set forth in these Articles Supplementary.



                                        2
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         IN WITNESS WHEREOF, Scudder Mutual Funds, Inc. has caused these
Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this __ day of November, 2000; and its Vice President acknowledges that these Articles Supplementary are the act of Scudder Mutual Funds, Inc. and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.


ATTEST                                    SCUDDER MUTUAL FUNDS, INC.

/s/ Caroline Pearson                      /s/ John Millette
-------------------------                 ---------------------------
Caroline Pearson                          John Millette
Assistant Secretary                       Vice President